Ferro reports STRONG SECOND QUARTER RESULTS

Company generates fourth consecutive quarter of strong organic volume and sales growth,

13.6% increase in GAAP earnings, and record quarterly adjusted EPS;

Company updates fiscal 2017 outlook

CLEVELAND, Ohio – July 26, 2017 – Ferro Corporation (NYSE: FOE), a leading global provider of functional coatings and color solutions, today reported results for the second quarter ended June 30, 2017.

Second Quarter Financial and Operating Highlights  *:

▪	Net sales increased 17.0%, to $348.6 million
o	Organic sales rose 6.5% on a constant currency basis

▪	Total volume grew 11.6% and organic volume grew 8.2%

▪	Achieved gross margin of 31.1% despite raw material headwinds
o	Adjusted gross margin was 31.5%

▪	Earnings per diluted share increased 13.6% to $0.25
o	Adjusted earnings per diluted share increased 8.8% to $0.37

▪	Net income attributable to Ferro Corporation common shareholders increased 10.8% to $21.0 million

▪	Adjusted EBITDA grew 13.6% to $64.3 million

* Comparative percentages are relative to prior-year second quarter.

The results and guidance in this release, including in the highlights above, contain references to non-GAAP measures from continuing operations.  Reconciliation of GAAP to non-GAAP results can be found at the end of this release.

Peter Thomas, Chairman, President and CEO, said, “We’ve spent the last few years purposefully developing a growth-oriented culture.  Our results over the last few quarters are strong validation that our work is paying off, with market-beating organic growth and strong financial performance.  In fact, this was our fourth consecutive quarter of strong sales and earnings growth.  We did experience raw material price headwinds in the second quarter, as we anticipated, but our team was able to achieve margins within our expectations through a combination of pricing and optimization actions.

“During the current phase of our strategy, organic and inorganic growth has accelerated.  As for organic growth, 20 percent of our revenue now comes from products developed in the last three years and our vitality index continues to expand as a result of our focus on building out our technology platforms.  Regarding inorganic growth, we have closed and successfully integrated a range of strategic acquisitions across all three of our major business units.

“The growth and value we have delivered, as well as the healthy pipelines we have for further organic and inorganic growth, give us confidence that the time is right to move on to the next phase of our value creation strategy: Dynamic Innovation and Optimization.

“The Dynamic Innovation and Optimization phase involves more of the same – growth, technology leadership, and efficiency – but with deliberate concentration on extending our portfolio into innovative, next-generation technologies to lead our customers into the future and reinforce our role as a technology market leader. In this phase, we also intend to continually upgrade key facets of our business, positioning the Company for sustainable, profitable growth and more efficient and effective use of our resources.  We will invest in initiatives intended to expand our leadership positions, protect our franchises, and generate solid long-term returns for Ferro shareholders in the course of becoming a premier global functional coatings and color solutions company.

2017 Consolidated Second Quarter Results from Continuing Operations

Second quarter net sales were $348.6 million, an increase of 17.0% from $298.0 million in the prior-year quarter. On a constant currency basis, second quarter net sales increased 19.6% compared to the prior-year quarter. Gross profit increased 10.1% to $108.3 million, from $98.4 million. Adjusted gross profit increased 11.8% to $110.0 million from $98.4 million, and the Company achieved an adjusted gross margin of 31.5% despite increases in raw materials costs. Ferro reported net income in the second quarter of $21.2 million, or $0.25 per diluted share, compared with net income of $19.1 million, or $0.22 per diluted share, in the prior-year quarter. On an adjusted basis, earnings per diluted share from continuing operations were $0.37, an increase of 8.8% from $0.34 per diluted share in the prior-year quarter.

Earnings Per Diluted Share	Q2 2017	Q2 2016
GAAP	$ 0.25	$ 0.22
Adjusted (Non-GAAP)	$ 0.37	$ 0.34

In the second quarter of 2017, organic net sales (which exclude acquisitions owned less than 12 months) increased 6.5% on a constant currency basis. This is the Company’s fourth consecutive quarter of organic sales growth.

Net cash provided by operating activities improved 59.7% to $13.1 million, compared to $8.2 million in the prior-year quarter. Ferro’s adjusted free cash flow from continuing operations was $10.1 million, compared to $13.2 million in the prior-year quarter. Adjusted free cash flow from continuing operations is defined as adjusted EBITDA from continuing operations less cash items used to operate the businesses, including cash taxes and interest, changes in working capital, capital expenditures and other cash items.

Second Quarter Segment Results

All three of Ferro’s reporting segments delivered improved financial performance in the quarter.

•	Color Solutions (CS) increased sales by 46.9%, to $90.2 million, grew gross profit to $28.4 million, and generated a gross profit margin of 31.5%

•	Performance Color & Glass (PCG) increased sales by 11.2%, to $106.6 million, grew gross profit to $40.1 million, and generated a gross profit margin of 37.6%

•	Performance Coatings (PC) increased sales by 7.9%, to $151.7 million, grew gross profit to $40.2 million, and generated a gross profit margin of 26.5%.

Outlook

Management is providing adjusted diluted EPS, adjusted EBITDA and adjusted free cash flow from operations guidance on a continuing operations basis. While it is likely that Ferro could incur charges, or have cash flows for items excluded from adjusted diluted EPS, adjusted EBITDA and adjusted free cash flow from continuing operations such as mark-to-market adjustments of pension and other postretirement benefit obligations, restructuring and impairment charges, and legal and professional expenses related to certain business development activities, it is not possible, without unreasonable effort, to identify the amount or significance of these items or the potential for other transactions that may impact future GAAP net income and cash flow from operating activities. Management does not believe these items to be representative of underlying business performance. Management is unable to reconcile, without unreasonable effort, the Company's forecasted range of adjusted EPS, adjusted EBITDA and adjusted free cash from continuing operations to a comparable GAAP measure.

Ferro is updating its full year 2017 guidance based on the Company’s year-to-date performance and the acquisition of SPC in the second quarter of 2017.  This guidance reflects the foreign exchange rates consistent with those from our prior guidance of foreign exchange rates as of 12/31/2016.

•	Adjusted EPS of $1.22 - $1.27 per diluted share, up from $1.17 - $1.22 per diluted share
•	Adjusted EBITDA of $223 million - $228 million, up from $214 million - $219 million
•	Adjusted Free Cash Flow from Continuing Operations of $90 million - $100 million, up from $85 million - $95 million
•	Consolidated sales growth of 12.0% - 13.0%, up from 8.5% - 9.5%

Ferro’s outlook assumes an exchange rate of 1.05 USD/EUR for the second half of 2017. Ferro generates approximately 35% – 40% of its revenue in Euros, and approximately 25% - 30% in U.S. Dollars. Ferro estimates that a 1% overall change in foreign currency exchange rates, weighted for the countries where it does business, would impact sales and operating profit by approximately $9.0 million and $1.3 million, respectively. Isolating the impact of the Euro, a 1% change in the Euro exchange rate would impact sales and operating profit by approximately $4.9 million and $0.7 million, respectively.  If foreign exchange rates stay at the June 30, 2017 levels, Ferro estimates that this would provide a one to two cent tailwind to the above-mentioned EPS outlook.

Constant Currency

Constant currency results reflect the re-measurement of 2016 reported and adjusted local currency results using 2017 exchange rates, resulting in constant currency comparative figures to 2017 reported and adjusted results. These non-GAAP financial measures presented should not be considered as a substitute for the measures of financial performance prepared in accordance with GAAP.

Conference Call

Ferro will conduct an investor teleconference at 10:00 a.m. EDT July 27, 2017. Investors can access this conference via the following:

•	Webcast can be accessed by clicking on the Investor Information link at the top of Ferro’s website at ferro.com.
•	Live telephone: Call 800-704-8781 within the U.S. or +1 303-223-4364 outside the U.S. Please join the call at least 10 minutes before the start time.
•	Webcast replay: Available on Ferro’s Investor website at ferro.com beginning at approximately 12:00 noon Eastern Time on July 27, 2017
•	Telephone replay: Call 800-633-8284 within the U.S. or +1 402-977-9140 outside the U.S. (for both U.S. and outside the U.S. access code is 21854980).
•	Presentation material & podcast: Earnings presentation material and podcasts can be accessed through the Investor Information portion of the Company’s Web site at ferro.com.

About Ferro Corporation

Ferro Corporation  (www.ferro.com) is a leading global supplier of technology-based functional coatings and color solutions. Ferro supplies functional coatings for glass, metal, ceramic and other substrates and color solutions in the form of specialty pigments and colorants for a broad range of industries and applications. Ferro products are sold into the building and construction, automotive, electronics, industrial products, household furnishings and appliance markets. The Company’s reportable segments include: Performance Coatings (metal and ceramic coatings), Performance Colors and Glass (glass coatings), and Color Solutions. Headquartered in Mayfield Heights, Ohio, the Company has approximately 5,230 associates globally and reported 2016 sales of $1.15 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of federal securities laws. These statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	demand in the industries into which Ferro sells its products may be unpredictable, cyclical, or heavily influenced by consumer spending;
•	Ferro’s ability to successfully implement and/or administer its optimization initiatives, including its investment and restructuring programs, and to produce the desired results;

•	currency conversion rates and economic, social, political, and regulatory conditions in the U.S. and around the world;
•

Ferro’s ability to identify suitable acquisition candidates, complete acquisitions, effectively integrate the businesses and achieve the expected synergies (including, but not limited to, the Smalti per Cermaiche, Cappelle Pigments, Electro-Science Laboratories, Delta Performance Products, Pinturas Benicarló, Ferer, Al Salomi, Nubiola and Vetriceramici transactions), as well as the acquisitions being accretive and Ferro achieving the expected returns on invested capital;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;
•	Ferro’s ability to successfully introduce new products or enter into new growth markets;
•	the impact of interruption, damage to, failure, or compromise of the Company’s information systems;
•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;
•	Ferro’s ability to access capital markets, borrowings, or financial transactions;
•	the availability of reliable sources of energy and raw materials at a reasonable cost;
•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;
•	competitive factors, including intense price competition;
•	Ferro’s ability to protect its intellectual property, including trade secrets, or to successfully resolve claims of infringement brought against it;
•	sale of products and materials into highly regulated industries;
•	the impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations;
•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;
•	management of Ferro’s general and administrative expenses;
•

Ferro’s multi-jurisdictional tax structure and its ability to reduce its effective tax rate, including the impact of the Company’s performance on its ability to utilize significant deferred tax assets;

•	the effectiveness of strategies to increase Ferro’s return on invested capital, and the short-term impact that acquisitions may have on return on invested capital;
•	stringent labor and employment laws and relationships with the Company’s employees;
•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;
•	implementation of new business processes and information systems, including the outsourcing of functions to third parties;
•	risks associated with the manufacture and sale of material into industries making products for sensitive applications;
•	exposure to lawsuits in the normal course of business;
•	risks and uncertainties associated with intangible assets;
•	Ferro’s borrowing costs could be affected adversely by interest rate increases;
•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;
•	Ferro may not pay dividends on its common stock in the foreseeable future;
•	amount and timing of any repurchase of Ferro’s common stock; and
•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the year ended December 31, 2016.

Ferro Corporation

Investor Contact:

Kevin Cornelius Grant, 216.875.5451

Investor Relations

kevincornelius.grant@ferro.com

or

Media Contact:

Mary Abood, 216.875.5401

Director, Corporate Communications

mary.abood@ferro.com

Table 1

Ferro Corporation and Subsidiaries

Condensed Consolidated Statements of Operations (unaudited)

(In thousands, except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net sales	$348,632	$297,977	$669,187	$575,428
Cost of sales	240,290	199,604	462,051	392,826
Gross profit	108,342	98,373	207,136	182,602
Selling, general and administrative expenses	62,514	57,871	121,472	110,517
Restructuring and impairment charges	3,224	787	6,242	1,668
Other expense (income):
Interest expense	6,449	5,428	12,673	10,275
Interest earned	(175)	(115)	(355)	(200)
Foreign currency losses, net	4,868	389	4,554	2,000
Loss on extinguishment of debt	-	-	3,905	-
Miscellaneous expense (income), net	1,538	669	(538)	(2,784)
Income before income taxes	29,924	33,344	59,183	61,126
Income tax expense	8,695	8,484	15,833	16,502
Income from continuing operations	21,229	24,860	43,350	44,624
Loss from discontinued operations, net of income taxes	-	(5,748)	-	(35,242)
Net income	21,229	19,112	43,350	9,382
Less: Net income attributable to noncontrolling interests	204	143	427	379
Net income attributable to Ferro Corporation common shareholders	$21,025	$18,969	$42,923	$9,003

Earnings (loss) per share attributable to Ferro Corporation common shareholders:
Basic earnings (loss):
Continuing operations	$0.25	$0.30	$0.51	$0.53
Discontinued operations	-	(0.07)	-	(0.42)
	$0.25	$0.23	$0.51	$0.11

Diluted earnings (loss):
Continuing operations	$0.25	$0.29	$0.50	$0.53
Discontinued operations	-	(0.07)	-	(0.42)
	$0.25	$0.22	$0.50	$0.11
Shares outstanding:
Weighted-average basic shares	83,673	83,209	83,602	83,260
Weighted-average diluted shares	85,277	84,424	85,080	84,199
End-of-period basic shares	83,694	83,228	83,694	83,228

Table 2

Ferro Corporation and Subsidiaries

Segment Net Sales and Gross Profit (unaudited)

(Dollars in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Segment Net Sales
Performance Coatings	$151,746	$140,589	$278,311	$268,713
Performance Colors and Glass	106,637	95,933	210,155	184,103
Color Solutions	90,249	61,455	180,721	122,612
Total segment net sales	$348,632	$297,977	$669,187	$575,428

Segment Gross Profit
Performance Coatings	$40,246	$39,234	$73,735	$71,349
Performance Colors and Glass	40,087	36,705	77,505	68,543
Color Solutions	28,416	22,404	56,598	42,690
Other costs of sales	(407)	30	(702)	20
Total gross profit	$108,342	$98,373	$207,136	$182,602

Selling, general and administrative expenses
Strategic services	$33,013	$29,012	$64,673	$57,416
Functional services	24,368	23,487	47,113	44,118
Incentive compensation	2,465	3,161	4,295	5,146
Stock-based compensation	2,668	2,211	5,391	3,837
Total selling, general and administrative expenses	$62,514	$57,871	$121,472	$110,517

Restructuring and impairment charges	3,224	787	6,242	1,668
Other expense, net	12,680	6,371	20,239	9,291
Income before income taxes	$29,924	$33,344	$59,183	$61,126

Table 3

Ferro Corporation and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(Dollars in thousands)	June 30,	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$78,866	$45,582
Accounts receivable, net	330,461	259,687
Inventories	272,180	229,847
Other receivables	40,893	37,814
Other current assets	13,808	9,087
Total current assets	736,208	582,017
Other assets
Property, plant and equipment, net	273,964	262,026
Goodwill	157,828	148,296
Intangible assets, net	142,524	137,850
Deferred income taxes	115,181	106,454
Other non-current assets	52,096	47,126
Total assets	$1,477,801	$1,283,769

LIABILITIES AND EQUITY
Current liabilities
Loans payable and current portion of long-term debt	$23,051	$17,310
Accounts payable	158,659	127,655
Accrued payrolls	35,151	35,859
Accrued expenses and other current liabilities	70,571	65,203
Total current liabilities	287,432	246,027
Other liabilities
Long-term debt, less current portion	637,863	557,175
Postretirement and pension liabilities	168,231	162,941
Other non-current liabilities	61,383	62,594
Total liabilities	1,154,909	1,028,737
Equity
Total Ferro Corporation shareholders’ equity	314,904	247,113
Noncontrolling interests	7,988	7,919
Total liabilities and equity	$1,477,801	$1,283,769

Table 4

Ferro Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows (unaudited)

(Dollars in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Cash flows from operating activities
Net income	$21,229	$19,112	$43,350	$9,382
Loss (gain) on sale of assets and business	866	309	1,285	(3,774)
Depreciation and amortization	11,781	11,257	23,156	21,929
Interest amortization	953	329	1,432	644
Restructuring and impairment	1,046	(513)	3,874	23,651
Loss on extinguishment of debt	-	-	3,905	-
Accounts receivable	(21,564)	(18,105)	(48,183)	(41,687)
Inventories	(11,545)	(9,989)	(28,659)	(17,695)
Accounts payable	5,934	(2,329)	14,122	3,226
Other current assets and liabilities, net	(1,846)	1,092	(5,111)	2,968
Other adjustments, net	6,221	7,023	5,534	(619)
Net cash provided by (used in) operating activities	13,075	8,186	14,705	(1,975)

Cash flows from investing activities
Capital expenditures for property, plant and equipment and other long lived assets	(10,128)	(6,679)	(16,894)	(14,044)
Proceeds from sale of assets	143	11	145	3,597
Business acquisitions, net of cash acquired	(14,752)	1,270	(14,752)	(6,639)
Net cash used in investing activities	(24,737)	(5,398)	(31,501)	(17,086)

Cash flows from financing activities
Net (repayments) borrowings under loans payable	(1,660)	(530)	(5,645)	3,031
Proceeds from revolving credit facility, maturing 2019	-	45,682	15,628	163,516
Principal payments on revolving credit facility, maturing 2019	-	(52,494)	(327,183)	(92,706)
Principal payments on term loan facility, maturing 2021	-	(750)	(243,250)	(51,500)
Principal payments on term loan facility, maturing 2024	(1,596)		(1,596)
Proceeds from term loan facility, maturing 2024	-	-	623,827	-
Payment of debt issuance costs	(215)	-	(12,927)	(301)
Purchase of treasury stock	-	-	-	(11,429)
Other financing activities	(540)	(286)	(930)	211
Net cash (used in) provided by financing activities	(4,011)	(8,378)	47,924	10,822
Effect of exchange rate changes on cash and cash equivalents	1,710	(859)	2,156	(725)
(Decrease) increase in cash and cash equivalents	(13,963)	(6,449)	33,284	(8,964)
Cash and cash equivalents at beginning of period	92,829	55,865	45,582	58,380
Cash and cash equivalents at end of period	$78,866	$49,416	$78,866	$49,416

Cash paid during the period for:
Interest	$8,179	$4,520	$14,714	$9,283
Income taxes	$5,416	$4,763	$9,513	$7,432

Table 5

Ferro Corporation and Subsidiaries

Supplemental Information

Reconciliation of Reported Income to Adjusted Income

For the Three Months Ended June 30 (unaudited)

(Dollars in thousands, except per share amounts)	Cost of sales	Selling general and administrative expenses	Restructuring and impairment charges	Other expense, net	Income tax expense[3]	Net income attributable to common shareholders	Diluted earnings per share

	2017

As reported	$240,290	$62,514	$3,224	$12,680	$8,695	$21,025	$0.25
Special items:
Restructuring	-	-	(3,224)	-	584	2,640	0.03
Other[1]	(1,631)	(5,023)	-	(4,159)	3,267	7,546	0.09
Total special items[4]	(1,631)	(5,023)	(3,224)	(4,159)	3,851	10,186	0.12
As adjusted	$238,659	$57,491	$-	$8,521	$12,546	$31,211	$0.37

	2016

As reported	$199,604	$57,871	$787	$6,371	$8,484	$18,969	$0.22
Special items:
Restructuring	-	-	(787)	-	244	543	0.01
Other[2]	-	(4,810)	-	(700)	1,902	3,608	0.04
Discontinued operations	-	-	-	-	-	5,748	0.07
Total special items[4]	-	(4,810)	(787)	(700)	2,146	9,899	0.12
As adjusted	$199,604	$53,061	$-	$5,671	$10,630	$28,868	$0.34

(1)

The adjustments to “Cost of Sales” primarily include the amortization of purchase accounting adjustments related to our recent acquisitions, and other acquisition costs.  The adjustments to “Selling, general and administrative expenses” primarily include legal, professional and other expenses related to certain business development activities.  The adjustments to “Other expense, net” primarily relate to the FX loss incurred on our Euro-denominated term loan, a loss on an equity method investment, and a loss on an asset sale during the quarter.

(2)

The adjustments to “Selling, general and administrative expenses” primarily include legal, professional and other expenses related to certain business development activities.  The adjustments to “Other expense, net” primarily relate to the finalization of the purchase price for the acquisition of Vetriceramici.

(3)	The tax rate reflects the reported tax rate, adjusted for non-GAAP adjustments being tax effected at the respective statutory rate where the item originated.
(4)	Due to rounding, total earnings per share related to special items does not always add to the total adjusted earnings per share.

It should be noted that adjusted income, earnings per share and other adjusted items referred to above are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with U.S. GAAP and a reconciliation of these financial measures to the most comparable U.S. GAAP financial measures is presented.  The adjusted income, earnings per share and other adjusted items presented above exclude certain special items including restructuring charges, certain business development activities,  certain purchase accounting adjustments and discontinued operations.  We believe this data provides investors with additional information on the underlying operations and trends of the business and enables period-to-period comparability of financial performance.

Table 6

Ferro Corporation and Subsidiaries

Supplemental Information

Reconciliation of Reported Income to Adjusted Income

For the Six Months Ended June 30 (unaudited)

(Dollars in thousands, except per share amounts)	Cost of sales	Selling general and administrative expenses	Restructuring and impairment charges	Other expense, net	Income tax expense[3]	Net income attributable to common shareholders	Diluted earnings per share

	2017

As reported	$462,051	$121,472	$6,242	$20,239	$15,833	$42,923	$0.50
Special items:
Restructuring	-	-	(6,242)	-	1,596	4,646	0.05
Other[1]	(4,268)	(7,573)	-	(5,333)	6,942	10,232	0.12
Total special items[4]	(4,268)	(7,573)	(6,242)	(5,333)	8,538	14,878	0.17
As adjusted	$457,783	$113,899	$-	$14,906	$24,371	$57,801	$0.68

	2016

As reported	$392,826	$110,517	$1,668	$9,291	$16,502	$9,003	$0.11
Special items:
Restructuring	-	-	(1,668)	-	515	1,153	0.01
Other[2]	-	(6,241)	-	3,065	1,267	1,909	0.02
Discontinued operations	-	-	-	-	-	35,242	0.42
Total special items[4]	-	(6,241)	(1,668)	3,065	1,782	38,304	0.45
As adjusted	$392,826	$104,276	$-	$12,356	$18,284	$47,307	$0.56

(1)

The adjustments to “Cost of Sales” primarily include the amortization of purchase accounting adjustments related to our recent acquisitions, and other acquisition costs. The adjustments to “Selling, general and administrative expenses” primarily include legal, professional and other expenses related to certain business development activities.  The adjustments to “Other expense, net” primarily relate to the FX loss incurred on our Euro-denominated term loan, a loss on an equity method investment, the loss/gain on an asset sale, debt extinguishment costs and a reduction of a contingent liability in Argentina.

(2)

The adjustments to “Selling, general and administrative expenses” primarily include legal, professional and other expenses related to certain business development activities.  The adjustments to “Other expense, net” primarily relate to the gain on an asset sale that was recognized, and the finalization of the purchase price for the acquisition of Vetriceramici.

(3)	The tax rate reflects the reported tax rate, adjusted for non-GAAP adjustments being tax effected at the respective statutory rate where the item originated.
(4)	Due to rounding, total earnings per share related to special items does not always add to the total adjusted earnings per share.

It should be noted that adjusted income, earnings per share and other adjusted items referred to above are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with U.S. GAAP and a reconciliation of these financial measures to the most comparable U.S. GAAP financial measures is presented.  The adjusted income, earnings per share and other adjusted items presented above exclude certain special items including restructuring charges, certain business development activities, gain on sale of assets, debt extinguishment costs, certain purchase accounting adjustments and discontinued operations.  We believe this data provides investors with additional information on the underlying operations and trends of the business and enables period-to-period comparability of financial performance.

Table 7

Ferro Corporation and Subsidiaries

Supplemental Information

Reconciliation of Adjusted Gross Profit (unaudited)

(Dollars in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Performance Coatings	$151,746	$140,589	$278,311	$268,713
Performance Colors and Glass	106,637	95,933	210,155	184,103
Color Solutions	90,249	61,455	180,721	122,612
Total net sales	$348,632	$297,977	$669,187	$575,428

Total net sales	$348,632	$297,977	$669,187	$575,428
Adjusted cost of sales[1]	238,659	199,604	457,783	392,826
Adjusted gross profit	$109,973	$98,373	$211,404	$182,602
Adjusted gross profit percentage	31.5%	33.0%	31.6%	31.7%

(1)	Refer to Table 5 and Table 6 for the reconciliation of cost of sales to adjusted cost of sales for the three and six months ended June 30, 2017 and 2016, respectively.

It should be noted that adjusted cost of sales and adjusted gross profit are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with U.S. GAAP and a reconciliation of these financial measures to the most comparable U.S. GAAP financial measures is presented.   Adjusted gross profit and adjusted cost of sales exclude certain items, primarily comprised of the amortization of purchase accounting adjustments related to our recent acquisitions, and other acquisition costs.  We believe this data provides investors with additional information on the underlying operations and trends of the business and enables period-to-period comparability of financial performance.

Table 8

Ferro Corporation and Subsidiaries

Supplemental Information

Constant Currency Schedule of Adjusted Operating Profit (unaudited)

	Three Months Ended
(Dollars in thousands)	June 30,
	2016	Adjusted 2016[1]	2017	2017 vs Adjusted 2016
Segment net sales
Performance Coatings	$140,589	$136,083	$151,746	$15,663
Performance Colors and Glass	95,933	94,423	106,637	12,214
Color Solutions	61,455	60,907	90,249	29,342
Total segment net sales	$297,977	$291,413	$348,632	$57,219

Segment adjusted gross profit
Performance Coatings	$39,234	$37,998	$40,889	$2,891
Performance Colors and Glass	36,705	36,123	40,405	4,282
Color Solutions	22,404	22,249	28,962	6,713
Other costs of sales	30	28	(283)	(311)
Total adjusted gross profit[2]	$98,373	$96,398	$109,973	$13,575

Adjusted selling, general and administrative expenses
Strategic services	$29,012	$28,349	$32,715	$4,366
Functional services	18,677	18,477	19,643	1,166
Incentive compensation	3,161	3,138	2,465	(673)
Stock-based compensation	2,211	2,211	2,668	457
Total adjusted selling, general and administrative expenses[3]	$53,061	$52,175	$57,491	$5,316

Adjusted operating profit	$45,312	$44,223	$52,482	$8,259
Adjusted operating profit as a % of net sales	15.2%	15.2%	15.1%

(1)

Reflects the remeasurement of 2016 reported and adjusted local currency results using 2017 exchange rates, resulting in constant currency comparative figures to 2017 reported and adjusted results.  See Table 5 for non-GAAP adjustments applicable to the three month period.

(2)	Refer to Table 7 for the reconciliation of adjusted gross profit for the three months ended June 30, 2017 and 2016, respectively.
(3)	Refer to Table 5 for the reconciliation of SG&A expenses to adjusted SG&A expenses for the three months ended June 30, 2017 and 2016, respectively.

It should be noted that adjusted 2016 results is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  This non-GAAP financial measure should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with U.S. GAAP and a reconciliation of this financial measure to the most comparable U.S. GAAP financial measures is presented.  We believe this data provides investors with additional information on the underlying operations and trends of the business and enables period-to-period comparability of financial performance.

Table 9

Ferro Corporation and Subsidiaries

Supplemental Information

Constant Currency Schedule of Adjusted Operating Profit (unaudited)

	Six Months Ended
(Dollars in thousands)	June 30,
	2016	Adjusted 2016[1]	2017	2017 vs Adjusted 2016
Segment net sales
Performance Coatings	$268,713	$258,819	$278,311	$19,492
Performance Colors and Glass	184,103	180,998	210,155	29,157
Color Solutions	122,612	121,435	180,721	59,286
Total segment net sales	$575,428	$561,252	$669,187	$107,935

Segment adjusted gross profit
Performance Coatings	$71,349	$68,646	$74,378	$5,732
Performance Colors and Glass	68,543	67,411	78,290	10,879
Color Solutions	42,690	42,320	59,262	16,942
Other costs of sales	20	18	(526)	(544)
Total adjusted gross profit[2]	$182,602	$178,395	$211,404	$33,009

Adjusted selling, general and administrative expenses
Strategic services	$57,416	$55,934	$64,300	$8,366
Functional services	37,877	37,507	39,913	2,406
Incentive compensation	5,146	5,084	4,295	(789)
Stock-based compensation	3,837	3,837	5,391	1,554
Total adjusted selling, general and administrative expenses[3]	$104,276	$102,362	$113,899	$11,537

Adjusted operating profit	$78,326	$76,033	$97,505	$21,472
Adjusted operating profit as a % of net sales	13.6%	13.5%	14.6%

(1)

Reflects the remeasurement of 2016 reported and adjusted local currency results using 2017 exchange rates, resulting in constant currency comparative figures to 2017 reported and adjusted results.  See Table 6 for non-GAAP adjustments applicable to the six month period.

(2)	Refer to Table 7 for the reconciliation of adjusted gross profit for the six months ended June 30, 2017 and 2016, respectively.
(3)	Refer to Table 6 for the reconciliation of SG&A expenses to adjusted SG&A expenses for the six months ended June 30, 2017 and 2016, respectively.

It should be noted that adjusted 2016 results is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  This non-GAAP financial measure should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with U.S. GAAP and a reconciliation of this financial measure to the most comparable U.S. GAAP financial measures is presented.  We believe this data provides investors with additional information on the underlying operations and trends of the business and enables period-to-period comparability of financial performance

Table 10

Ferro Corporation and Subsidiaries

Supplemental Information

Reconciliation of Net  income attributable to Ferro Corporation common shareholders to Adjusted EBITDA (unaudited)

(Dollars in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net income attributable to Ferro Corporation common shareholders	$21,025	$18,969	$42,923	$9,003
Net income attributable to noncontrolling interests	204	143	427	379
Loss from discontinued operations, net of income taxes	-	5,748	-	35,242
Restructuring and impairment charges	3,224	787	6,242	1,668
Other expense (income), net	6,231	943	7,566	(984)
Interest expense	6,449	5,428	12,673	10,275
Income tax expense	8,695	8,484	15,833	16,502
Depreciation and amortization	12,734	11,586	24,588	22,573
Less: interest amortization expense and other	(953)	(329)	(1,432)	(644)
Cost of sales adjustments[1]	1,631	-	4,268	-
SG&A adjustments[1]	5,023	4,810	7,573	6,241
Adjusted EBITDA	$64,263	$56,569	$120,661	$100,255

Net sales	$348,632	$297,977	$669,187	$575,428
Adjusted EBITDA as a % of net sales	18.4%	19.0%	18.0%	17.4%

(1)

For details of Non-GAAP adjustments, refer to Table 5 and Table 6 for the reconciliation of cost of sales to adjusted cost of sales and SG&A to adjusted SG&A for the three and six months ended June 30, 2017 and 2016, respectively.

It should be noted that adjusted EBITDA is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). This non-GAAP financial measure should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with U.S. GAAP and a reconciliation of this financial measure to the most comparable U.S. GAAP financial measures is presented. Adjusted EBITDA is net income attributable to Ferro Corporation common shareholders before the effects of net income attributable to noncontrolling interests,  discontinued operations, restructuring and impairment charges, other expense (income), net, interest expense, income tax expense, depreciation and amortization, non-GAAP adjustments to cost of sales and non-GAAP adjustments to SG&A.  We believe this data provides investors with additional information on the underlying operations and trends of the business and enables period-to-period comparability of financial performance.

Table 11

Ferro Corporation and Subsidiaries

Supplemental Information

Return on Invested Capital

For the Rolling Twelve Months Ended (unaudited)

(Dollars in thousands)	June 30,	December 31,
	2017	2016

Gross profit	$375,751	$351,217
Selling, general and administrative expenses	252,657	241,702
Total operating profit	123,094	109,515
Non-GAAP adjustments[1]	48,410	42,688
Adjusted operating profit before tax	171,504	152,203
Less: Tax expense[2]	(47,164)	(40,182)
Adjusted net operating profit after tax (NOPAT)	$124,340	$112,021

Recent acquisitions[3] NOPAT gain	8,532	2,535
Adjusted net operating profit after tax excluding recent acquisitions	$115,808	$109,486

Equity	322,892	255,032
Debt	660,914	574,485
Off balance sheet precious metal leases	33,415	28,743
Postretirement and pension liabilities	168,231	162,941
Environmental liabilities	12,090	15,531
Cash	(78,866)	(45,582)
Invested capital	$1,118,676	$991,150

Return on invested capital	11.1%	11.3%

Less: recent acquisitions[3] invested capital	148,509	143,047
Invested capital excluding recent acquisitions	$970,167	$848,103

Return on invested capital excluding recent acquisitions	11.9%	12.9%

(1)

The “Non-GAAP adjustments” include non-GAAP adjustments to cost of sales and non-GAAP adjustments to SG&A for the rolling twelve months ended June 30, 2017 and December 31, 2016.  The “Non-GAAP adjustments” also includes precious metal lease fees which were $0.9 million and $0.8 million for the rolling twelve months ended June 30, 2017 and December 31, 2016, respectively.

(2)	Operating profit for 2017 and 2016 is tax effected at 27.5% and 26.4%, respectively.
(3)

For the rolling twelve months ended June 30, 2017, the recent acquisitions include Delta Performance Products, ESL, Cappelle and SPC.  For the rolling twelve months ended December 31, 2016, the recent acquisitions  include Ferer, Pinturas, Delta Performance Products, ESL and Cappelle.    Acquisitions are removed from being included in the recent acquisitions line item after the acquisitions are included in the Company for a full year.

It should be noted that adjusted net operating profit after tax and return on invested capital are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with U.S. GAAP and a reconciliation of these financial measures to the most comparable U.S. GAAP financial measures is presented.     Adjusted net operating profit after tax is operating profit from continuing operations,  adjusted for non-GAAP adjustments to cost of sales and non-GAAP adjustments to SG&A, tax effected.  We believe this data provides investors with additional information on the underlying operations and trends of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Table 12

Ferro Corporation and Subsidiaries

Supplemental Information

Change in Net Debt (unaudited)

(Dollars in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Beginning of period
Gross debt	$643,173	$508,689	$578,205	$478,087
Cash	92,829	55,865	45,582	58,380
Debt, net of cash	550,344	452,824	532,623	419,707

Unamortized debt issuance costs	8,206	4,329	3,720	4,533
Debt, net of cash and unamortized debt issuance costs	542,138	448,495	528,903	415,174

End of period
Gross debt	668,993	500,039	668,993	500,039
Cash	78,866	49,416	78,866	49,416
Debt, net of cash	590,127	450,623	590,127	450,623

Unamortized debt issuance costs	8,079	4,152	8,079	4,152
Debt, net of cash and unamortized debt issuance costs	582,048	446,471	582,048	446,471

Change from FX on Euro term loan debt	(19,259)	-	(19,232)	-
Assumption of debt from acquisitions	(7,975)	-	(7,975)	-

Period (increase) decrease in debt, net of cash, unamortized debt issuance costs, FX, and assumption of debt from acquisitions	$(12,549)	$2,201	$(30,297)	$(30,916)

Period (increase) decrease in debt, net of cash and unamortized debt issuance costs	$(39,910)	$2,024	$(53,145)	$(31,297)

We believe that given the significant cash and cash equivalents on the balance sheet that the change in net cash against outstanding debt, net debt, between periods is a meaningful measure.

Table 13

Ferro Corporation and Subsidiaries

Supplemental Information

Adjusted Free Cash Flow from Continuing Operations (unaudited)

(Dollars in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	As Adjusted

Adjusted EBITDA[1]	$64,263	$56,569	$120,661	$100,255
Capital expenditures	(10,128)	(6,016)	(16,894)	(13,222)
Working capital	(27,175)	(28,833)	(62,720)	(51,517)
Cash income taxes	(5,416)	(4,763)	(9,513)	(7,432)
Cash interest	(8,179)	(4,520)	(14,714)	(9,283)
Pension	(820)	(1,576)	(1,439)	(2,498)
Incentive compensation payments	-	-	(12,224)	(8,802)
Other	(2,463)	2,332	4,683	2,939
Free Cash Flow from Continuing Operations	$10,082	$13,193	$7,840	$10,440

Discontinued operations	-	(7,146)	-	(15,729)
Restructuring/Other	(3,761)	(1,271)	(4,197)	(2,076)
Outflows from M&A activity	(18,655)	(2,575)	(21,013)	(12,122)
Debt issuance costs	(215)	-	(12,927)	-
Stock repurchase	-	-	-	(11,429)

Period (increase) decrease in debt, net of cash, unamortized debt issuance costs, FX, and assumption of debt from acquisitions	$(12,549)	$2,201	$(30,297)	$(30,916)

Change in unamortized debt issuance costs	(127)	(177)	4,359	(381)
Change from FX on Euro term loan debt	(19,259)	-	(19,232)	-
Assumption of debt from acquisitions	(7,975)	-	(7,975)	-

Period (increase) decrease in debt, net of cash and unamortized debt issuance costs	$(39,910)	$2,024	$(53,145)	$(31,297)

(1)	See Table 10 for the reconciliation of net income attributable to Ferro Corporation common shareholders to adjusted EBITDA.
(2)	See Table 12 for the reconciliation of gross and net debt.

It should be noted that adjusted EBITDA and adjusted free cash flow from continuing operations are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with U.S. GAAP and a reconciliation of these financial measures to the most comparable U.S. GAAP financial measures is presented.    Adjusted EBITDA is net income attributable to Ferro Corporation common shareholders before the effects of income attributable to noncontrolling interest, discontinued operations, restructuring and impairment charges, other expense (income) net, interest expense, income tax expense, depreciation and amortization, non-GAAP adjustments to cost of sales, and non-GAAP adjustments to SG&A. Adjusted Free Cash Flow from Continuing Operations is adjusted EBITDA less capital expenditures, changes in working capital, cash income taxes, cash interest, pension contributions, incentive compensation payments, and other continuing operations cash items. We believe this data provides investors with additional information on the underlying operations and trends of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.